EXHIBIT 99.1
LGI Homes, Inc. Reports Record First Quarter 2020 Results
THE WOODLANDS, Texas, May 5, 2020 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced results for the first quarter of 2020.
First Quarter 2020 Results and Comparisons to First Quarter 2019
•Net Income increased 133.7% to $42.8 million, or $1.69 Basic EPS and $1.67 Diluted EPS
•Net Income Before Income Taxes increased 153.0% to $54.9 million
•Home Sales Revenues increased 58.1% to $454.7 million
•Home Closings increased 49.4% to 1,835 homes
•Average Home Sales Price increased 5.8% to $247,808
•Gross Margin as a Percentage of Homes Sales Revenues increased 30 basis points to 23.4%
•Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased 40 basis points to 25.5%
•Active Selling Communities at March 31, 2020 increased 29.9% to 113
•Total Owned and Controlled Lots increased to 50,273 lots at March 31, 2020
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“Coming into the first quarter we saw continued strong demand for LGI Homes supported by an attractive interest rate environment and a limited supply of affordable new homes in the markets where we operate,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “We delivered record-breaking closings in January and February and had significant momentum going into March. However, efforts to control the spread of COVID-19 resulted in a global economic slowdown, motivating us to take proactive measures to position our business for the coming uncertainty. The combined impacts of social distancing, stay-at-home orders and other COVID-19 related dynamics in our markets slowed our pace of sales. Despite these headwinds, our pipeline remained strong and the efforts of our dedicated employees enabled us to close 795 homes in the month of March and deliver a record-breaking 1,835 home closings in the first quarter.”
“Due to the ongoing uncertainty in the US economy and the effects of COVID-19, the longer-term economic impacts to our business are impossible to predict at this time. Therefore, we are withdrawing our previously released 2020 guidance. We expect to provide new annual guidance when we have a clearer view of the timing of the easing of COVID-19 restrictions and better visibility to when our markets will stabilize.”
“Despite the challenging environment we encountered at the end of the first quarter, our business was stronger in April than we had originally expected and we are seeing positive momentum in recent sales trends that leads us to believe the impact from the COVID-19 pandemic may be less severe than we had originally expected. We are building, selling and closing homes across the nation every day and our customers are telling us that they are more ready than ever to move out of densely populated living situations and into homes that offer more space and privacy. As a result, our outlook for the coming months is tempered, but positive.”
Lipar concluded, “On a final note, I want to thank the dedicated and talented employees of LGI Homes. Because of your tireless efforts over the last two months, our financial position is strong and I know we are well positioned to navigate any additional challenges that emerge.”

2020 First Quarter Results
Home closings during the first quarter of 2020 totaled 1,835, an increase of 49.4%, from 1,228 home closings during the first quarter of 2019.
At the end of the first quarter, active selling communities increased to 113, up from 87 communities at the end of the first quarter of 2019.
Home sales revenues for the first quarter of 2020 were $454.7 million, an increase of $167.1 million, or 58.1%, over the first quarter of 2019. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average home sales price during the first quarter of 2020.
The average home sales price for the first quarter of 2020 was $247,808, an increase of $13,611, or 5.8%, over the first quarter of 2019. This increase in the average sales price per home was primarily due to changes in product mix and higher price points in certain new markets, partially offset by additional wholesale home closings.
Gross margin as a percentage of home sales revenues for the first quarter of 2020 was 23.4% as compared to 23.1% for the first quarter of 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the first quarter of 2020 was 25.5% as compared to 25.1% for the first quarter of 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to higher average sales price fueled by our product mix, favorable pricing environments and operational leverage obtained, partially offset by an increase in wholesale home closings as a percentage of total home closings in the first quarter of 2020 as compared to the first quarter of 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the first quarter of 2020 was $42.8 million, or $1.69 per basic share and $1.67 per diluted share, an increase of $24.5 million, or 133.7%, from $18.3 million, or $0.81 per basic share and $0.73 per diluted share, for the first quarter of 2019. The increase in net income is primarily attributed to an increase in the number of homes closed with an overall higher gross margin percentage, largely as a result of higher average home sales price realized, during the first quarter of 2020 as compared to the first quarter of 2019.
Outlook
Due to the uncertainty regarding the effects of the COVID-19 pandemic on both the U.S. economy and the Company’s business operations and financial performance, the Company has withdrawn its previously issued guidance for 2020.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, May 5, 2020 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference ID “8699695”. This replay will be available until May 12, 2020.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia and Virginia. Recently recognized as the 10th largest residential builder in America, based on units closed, the Company has a notable legacy of more than 17 years of homebuilding operations, over which time it has closed more than 35,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” section in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	March 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$118,232	$38,345
Accounts receivable	45,006	56,390
Real estate inventory	1,481,833	1,499,624
Pre-acquisition costs and deposits	37,448	37,244
Property and equipment, net	1,888	1,632
Other assets	20,318	16,241
Deferred tax assets, net	2,301	4,621
Goodwill and intangible assets, net	12,018	12,018
Total assets	$1,719,044	$1,666,115

LIABILITIES AND EQUITY
Accounts payable	$19,066	$12,495
Accrued expenses and other liabilities	95,980	117,868
Notes payable	744,393	690,559
Total liabilities	859,439	820,922

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,680,474 shares issued and 25,074,446 shares outstanding as of March 31, 2020 and 26,398,409 shares issued and 25,359,409 shares outstanding as of December 31, 2019	266	264
Additional paid-in capital	255,509	252,603
Retained earnings	653,221	610,382
Treasury stock, at cost, 1,606,028 shares and 1,039,000 shares, respectively	(49,391)	(18,056)
Total equity	859,605	845,193
Total liabilities and equity	$1,719,044	$1,666,115

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Home sales revenues	$454,727	$287,594

Cost of sales	348,163	221,290
Selling expenses	32,763	26,791
General and administrative	19,923	18,438
Operating income	53,878	21,075
Other income, net	(1,011)	(619)
Net income before income taxes	54,889	21,694
Income tax provision	12,050	3,360
Net income	$42,839	$18,334
Earnings per share:
Basic	$1.69	$0.81
Diluted	$1.67	$0.73

Weighted average shares outstanding:
Basic	25,323,119	22,744,726
Diluted	25,592,835	25,086,183

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended March 31,
	2020	2019
Home sales revenues	$454,727	$287,594
Cost of sales	348,163	221,290
Gross margin	106,564	66,304
Capitalized interest charged to cost of sales	8,930	5,394
Purchase accounting adjustments (1)	623	630
Adjusted gross margin	$116,117	$72,328
Gross margin % (2)	23.4%	23.1%
Adjusted gross margin % (2)	25.5%	25.1%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Home Sales Price (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended March 31, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$165,775	741	$223,718	34.0	7.3
Southeast	88,447	403	219,471	31.0	4.3
Northwest	101,948	273	373,436	12.3	7.4
West	58,485	236	247,818	14.7	5.4
Florida	40,072	182	220,176	16.7	3.6
Total	$454,727	1,835	$247,808	108.7	5.6

	Three Months Ended March 31, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$124,197	578	$214,874	32.0	6.0
Southeast	52,414	230	227,887	19.0	4.0
Northwest	36,254	99	366,202	11.0	3.0
West	45,817	179	255,961	11.3	5.3
Florida	28,912	142	203,606	11.0	4.3
Total	$287,594	1,228	$234,197	84.3	4.9

CONTACT:  Investor Relations:
  Joshua Fattor, (281) 210-2619
  InvestorRelations@LGIHomes.com